DGSE Companies, Inc. Announces Continued Profitability in 2Q18

DALLAS – August 13, 2018, -- DGSE Companies, Inc. (NYSE AMERICAN: DGSE) (“DGSE” or the “Company”), a leading wholesaler and retailer of jewelry, diamonds, fine watches, and precious metal bullion and rare coin products, today announced a $274,179 net profit for the three months ended June 30, 2018, the sixth consecutive profitable quarter following several years of losses.

The figure represents a 3.4% increase over the net profit in the second quarter of 2017 as the Company continues its financial turnaround. For the first six months of 2018, DGSE reported net profits of $620,386, a 28% surge over the same period last year.

“These results continue to support our strategy of offering exceptional value, cutting expenses and laying the groundwork for strong future growth,” said Scott Mosley, Vice-President and Director of Operations for Dallas Gold and Silver Exchange since 2017. “We believe our continued focus on the customer experience and offering remarkable value at our brick-and-mortar stores has been a very successful combination.”

DGSE operates four Dallas Gold & Silver Exchange stores in North Texas, and Charleston Gold & Diamond Exchange in South Carolina. Although their names denote strong bullion business, all five locations are also high-end jewelry stores, with overstocks and closeouts from luxury retailers and venerated names like David Yurman, Tiffany and Cartier.

“Prospects for the holiday season seem bright, and we are positioning ourselves fully to leverage the opportunity,” added Mosley.

The Company is headquartered in Dallas, Texas, and its common stock trades on the NYSE AMERICAN exchange under the symbol “DGSE.”

This press release includes statements that may constitute “forward-looking” statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to execute on new business strategies, holiday and other market conditions and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release except as required by law.